PRICING SUPPLEMENT (To Prospectus Supplement dated January 5, 2006 and Prospectus dated January 3, 2006)	Filed pursuant to Rule 424(b)(3) Registration No. 333-121363
KfW, Frankfurt/Main, Federal Republic of Germany
USD 10,000,000 Fixed to Floating Rate Callable Notes Due March 7, 2016,
CUSIP: 48245AAB7
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds, before
	Public(1)	Commissions	expenses to KfW

Per Note	100%	0%	USD 1,000
Total	100%	0%	USD 10,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about March 7, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

MORGAN STANLEY
February 15, 2006

ABOUT THIS PRICING SUPPLEMENT
SPECIFIC TERMS

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated January 5, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated January 3, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD 10,000,000 Fixed to Floating Rate Callable Notes Due March 7, 2016

Aggregate Principal Amount: USD10,000,000	Maturity Date: March 7, 2016

Original Issue Date: March 7, 2006	Initial Interest Rate: 7.625% (Year 1)

Interest Commencement Date: March 7, 2006	First Interest Payment Date: June 7, 2006

Final Redemption Price: 100%

Indexed Notes:
Details: 30-year Constant Maturity Swap Rate (“30CMS”) and 2-year Constant Maturity Swap
Rate (“2CMS”), as described below.
Type of Floating Rate Note:
☑	Fixed Rate/Floating Rate
Fixed Interest Rate: 7.625% from the Original Issue Date to but excluding March 7, 2007

Floating Rate Commencement Date: March 7, 2007
Interest Rate Basis/Bases:
☑ Other:	Year 1 (to but excluding March 7, 2007): 7.625%
Years 2 — 10 (to but excluding Maturity Date):

Interest will be calculated according to the following formula:
7.625% times (N/M)
where:

“N” is the number of calendar days in the applicable Accrual Period that the Reference Index level is greater than or equal to 0%;

“M” is the total number of calendar days in the applicable Accrual Period;

“Reference Index” is 30CMS-2CMS;

“30CMS” is the 30-year Constant Maturity Swap rate as published on Reuters page ISDAFIX1 at 11:00 am New York time;

“2CMS” is the 2-year Constant Maturity Swap rate as published on Reuters page ISDAFIX1 at 11:00 am New York time; and

If 30CMS or 2CMS is not displayed on Reuters Page ISDAFIX1, such page is not available or the method of calculating such rate has been changed in a material way, the Calculation Agent will request the principal New York City office of five leading dealers who will provide quotations for such rate using the mid-market rate at approximately 11:00 a.m. New York City time on such date. If five quotations are provided, the rate will be calculated by eliminating the highest (or, in the event of equality, one of the highest) and lowest (or, in the event of equality, one of the lowest) quotations and taking the arithmetic mean of the remaining quotations. If at least three, but fewer than five, quotations are provided, the rate will be the arithmetic mean of the quotations obtained. If fewer than three quotations are provided as requested, the rate will be determined by Calculation Agent in good faith and in a commercially reasonable manner.

PS-3

“Accrual Period” is from and including the Original Issue Date to but excluding the immediately following Interest Payment Date and thereafter from and including an Interest Payment Date to but excluding the next following Interest Payment Date.

For the purpose of calculating the value of “N”, for each calendar day in an Accrual Period that is not a Business Day, the Reference Index will revert to the setting on the previous Business Day.

The Reference Index will be set seven (7) Business Days prior to an Interest Payment Date (the “Interest Determination Date”) using the Reference Index level taken as of that day, and will remain in effect until that Interest Payment Date.

Minimum Interest Rate: 0.00%
Interest Reset Period:

☑ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Daily (after March 7, 2007) as set forth above
Interest Determination Date(s): as defined above
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions
Calculation Agent:
☑ Deutsche Bank Trust Company Americas
Determination Agent
☑ Morgan Stanley Capital Services Inc.
Interest Payment Date(s): unless otherwise specified, the 7th of the following
(subject to §3(E) in the Conditions)

☑ Each March, June, September and December in each year
Redemption: ☑ Yes      ☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): starting March 7, 2007 and semi-annually thereafter (each March 7 and September 7)

Minimum Redemption Notice Period: 10 Business Days

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment: ☐ Yes     ☑ No
Specified Currency: U.S. dollars for all payments
Authorized Denomination: USD 1,000
Original Issue Discount Note (“OID”): ☐ Yes ☑ No
Day Count Fraction: ☑ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions)
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified: ___):

☑ Following Business Day Convention, No adjustment of Interest
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified

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